SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2003

PYR Energy Corporation

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-20879 (Commission File Number)	95-4580642 (IRS Employer Identification No.)

1675 Broadway, Suite 2450, Denver, Colorado (Address of principal executive offices)	80202 (Zip Code)

Registrant's telephone number, including area code (303) 825-3748

Item 5. Other Events.

Press Release. The press release of the Registrant dated December 11, 2003, which is filed as an exhibit hereto, is incorporated herein by reference.

Item 7. Financial Statements And Exhibits.

(c) Exhibits.

Exhibit Index

Exhibit Number	Description
99.1	Press release dated December 11, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2003	PYR ENERGY CORPORATION
By:/s/ D. Scott Singdahlsen D. Scott Singdahlsen Chief Executive Officer

EXHIBIT 99.1

On December 11, 2003, the Registrant issued the following press release:

"PYR Energy Signs Agreement for

Wyoming Overthrust Projects

               DENVER - PYR Energy Corporation (AMEX:PYR) today announced that the Company has signed an agreement with two private oil and gas exploration companies covering the Company's exploration projects in the Overthrust of Southwestern Wyoming. The agreement calls for an initial well to be drilled to test the Cumberland Prospect in section 16, T18N, R118W.

               The Cumberland Prospect is a Jurassic Nugget test of an undrilled structure at the leading edge of the Absaroka Thrust. The Nugget Formation has produced in excess of 3.70 Tcfe of natural gas from structural closures on the Absaroka Thrust. The Cumberland Prospect is on trend with these productive features, and is located approximately 5 miles northeast of the Ryckman Creek field. Ryckman Creek field was discovered in 1975 by Amoco and Chevron, and produced in excess of 250 Bcfe of natural gas from the Nugget, prior to abandonment.

               It is currently anticipated that the test well for the Cumberland Prospect will be drilled in early 2004. PYR Energy will participate with a 10% working interest in the drilling and will be carried for an additional 22.5% working interest to casing point in the initial test well. After casing point, PYR will have a 32.5% working interest in the initial well and all subsequent wells in the Prospect. The anticipated total depth of the well is estimated to be 10,600 feet. As part of the agreement, PYR has been reimbursed for certain exploration and prospect development costs associated with the Cumberland Prospect. PYR controls 6233 net acres within the Cumberland area of mutual interest (AMI).

               After drilling of the Cumberland test well, the participants also will have an option to earn part of PYR's Greater Duck AMI surrounding its Mallard Prospect at the south end of the giant Whitney Canyon - Carter Creek gas field. The agreement requires the participants to drill the initial test well at the Mallard Prospect to earn part of PYR's acreage position within the AMI. PYR currently controls 4160 net acres of leasehold within the Greater Duck AMI. If the Mallard Prospect is drilled, PYR will participate with a 5% working interest and will be carried for an additional 23.75% working interest to casing point in the initial test well. After casing point, PYR will have a 28.75% working interest in the initial test well and all subsequent wells in the Prospect.

               The Mallard Prospect, seismically identified as a subsidiary structural feature, is located adjacent to the south end of the Whitney Canyon - Carter Creek field. Whitney Canyon - Carter Creek, discovered in 1978, has produced approximately 1.98 Tcfe of natural gas from multiple Paleozoic reservoirs in a large, complex structural closure on the Absaroka Thrust. The main target horizon at the Mallard Prospect is the Mississippian Mission Canyon Formation at an estimated depth of approximately 14,500 feet. The Mission Canyon Formation has accounted for 93% of the cumulative production from Whitney Canyon - Carter Creek.

               The agreement also provides that the participants can earn interests in certain other portions of the Company's Overthrust acreage by undertaking other specified exploration activities.

               "We are extremely pleased to be involved as partners with these two industry participants and look forward to evaluating both the Cumberland and Mallard exploratory prospects, which are located near to existing processing and transportation infrastructure," said Scott Singdahlsen, President of PYR Energy.

               Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as the San Joaquin Basin of California. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."